EXHIBIT 12.1 STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED
CHARGES

                                                       Year Ended December 31
                                         2000       1999        1998       1997       1996

                                                   (in millions, except ratios)
                                       -----------------------------------------------------
Earnings

Income (Loss) Before Income Taxes      $  865.6   $ (165.5)   $  920.2   $  916.7   $  567.8
Fixed Charges                             197.1      155.2       138.3      101.1       71.9
                                       --------   --------    --------   --------   --------
Adjusted Earnings                      $1,062.7   $  (10.3)   $1,058.5   $1,017.8   $  639.7
                                       ========   ========    ========   ========   ========

Fixed Charges

Interest and Debt Expense              $  181.8   $  137.8    $  119.9   $   84.9   $   58.5
Amortization of Deferred Debt Costs         2.4        2.4         3.3        0.7         --
Portion of Rents Deemed
      Representative of Interest (a)       12.9       15.0        15.1       15.5       13.4
                                       --------   --------    --------   --------   --------
Total Fixed Charges                    $  197.1   $  155.2    $  138.3   $  101.1   $   71.9
                                       ========   ========    ========   ========   ========

Ratio of Earnings to Fixed Charges          5.4       (0.1)        7.7       10.1        8.9
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(a) Generally deemed to be one-third of rental expense.


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